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Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated December 10, 1997, with respect to the consolidated financial statements and schedule of Skyline Chili, Inc. included in the Annual Report (Form 10-K) for the year ended October 26, 1997.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-17795) pertaining to the Skyline Chili, Inc. 1986 Stock Option Plan, and in the Registration Statements (Forms S-8 No. 33-45297, No. 33-74584, and No. 33-78604) pertaining to the Skyline Chili, Inc. 1990 Stock Option and Stock Incentive Plan of our report dated December 10, 1997, with respect to the consolidated financial statements and schedule of Skyline Chili, Inc. included in the Annual Report (Form 10-K) for the year ended October 26, 1997.


                                        /s/ ERNST & YOUNG LLP

Cincinnati, Ohio
January 23, 1998